Exhibit 99.1

Consent of Deutsche Bank Securities Inc.

December 3, 2009

Board of Directors

NuVox, Inc.

2 North Main Street

Greenville, SC 29601

Re: Registration Statement on Form S-4 of Windstream Corporation

Ladies and Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated November 2, 2009, to the Board of Directors of NuVox as Annex C to the information statement/prospectus forming part of this Registration Statement on Form S-4 of Windstream Corporation, and (ii) references made to our firm and such opinion in the information statement/prospectus under the caption entitled “The Merger—Opinion of the Financial Advisor to NuVox.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to this Registration Statement.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.